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                                 FORM 12b-25

                                                         SEC File No. 0-22936

                                                          CUSIP No. 228429106

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                          NOTIFICATION OF LATE FILING

(Check One) __ Form 10-KSB  __ Form 20-F __ Form 11-K  __X__ Form 10-QSB
__ Form N-SAR

                 For Period Ended: JUNE 30, 2002
                 [  ]     Transition Report on Form 10-KSB
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-QSB
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________


   NOTHING IN THE FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                  VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Crown NorthCorp. Inc.
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Full Name of Registrant


Not Applicable
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Former Name if Applicable


1251 Dublin Road
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Address of Principal Executive Office (Street and Number)


Columbus, Ohio  43215
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 __X__ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 _____ (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report



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         or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The registrant continues to work with independent auditors on the delivery of audited financial statements for the fiscal year ended December 31, 2001, which statements are necessary for inclusion in the registrant's annual report on Form 10-KSB. Since registrant's report on Form 10-QSB for the quarters ended March 31 and June 30, 2002 will refer to this annual report, registrant will file said Forms 10-QSB promptly following the filing of Form 10-KSB for the fiscal year ended December 31, 2001.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Stephen W. Brown                  614              485-1576
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed?  If answer is no, identify report(s).  _X_ Yes   __ No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject
         report or portion thereof?    __ Yes   _X_ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Crown NorthCorp, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


August 15, 2002                     By:  /s/ Stephen W. Brown
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                                        Stephen W. Brown, Secretary